                                          HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                          EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                                    For the                              For the
                                                              Thirteen Weeks Ended               Thirty-Nine Weeks Ended
                                                              --------------------                ----------------------
                                                        October 3,          October 4,          October 3,         October 4,
                                                           1997                1996                1997               1996
                                                           ----                ----                ----               ----

PRIMARY

  Net income (loss) applicable to
    common stock                                     $       409,683    $        602,618    $       224,289     $     1,455,780
                                                     ---------------    ----------------    ---------------     ---------------

  Weighted average shares:
    Average shares outstanding                             6,236,886           6,223,639          6,236,886           6,219,308
    Dilutive stock options based
       upon application of the
       treasury stock method
       using average market price                             27,286              45,286             32,428              27,062
                                                     ---------------    ----------------    ---------------     ---------------

         Total shares                                      6,264,172           6,268,925          6,269,314           6,246,370
                                                     ===============    ================    ===============     ===============

  Net income per share                               $          0.07    $          0.10     $          0.04     $          0.23
                                                     ===============    ===============     ===============     ===============

FULLY DILUTED

  Net income applicable to common stock              $       409,683    $        602,618    $       224,289     $     1,455,780
                                                     ---------------    ----------------    ---------------     ---------------

  Weighted average shares:
    Average shares outstanding                             6,236,886           6,223,639          6,236,886           6,219,308
    Dilutive stock options based
       upon application of the
       treasury stock method
       using market  price at end
       of period or average market price,
       if greater                                             31,338              45,073             33,810              46,917
                                                     ---------------    ----------------    ---------------     ---------------

         Total shares                                      6,268,224           6,268,712          6,270,696           6,266,225
                                                     ===============    ================    ===============     ===============

  Net income per share                               $          0.07    $          0.10     $          0.04     $          0.23
                                                     ===============    ===============     ===============     ===============
